Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Watson Pharmaceuticals, Inc.

Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
FIRST QUARTER 2006 RESULTS

—           Company Reports Total Revenue of $407 Million  —

—           Operating Cash Flow Remains Strong at $136 Million  —

CORONA, CA — May 9, 2006 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its first quarter ended March 31, 2006.

Net revenue for the first quarter increased two percent to $407.2 million, compared to $400.8 million for the first quarter ended March 31, 2005, due to higher generic product sales, offset by lower brand product sales.

Net income for the first quarter was $25.2 million, compared to $38.6 million for the same period of 2005.  GAAP earnings per diluted share was $0.23, compared to $0.32 per diluted share for the prior year period.

Cash flow from operations for the first quarter of 2006 was $135.7 million; cash and marketable securities were $727.9 million as of March 31, 2006.

“Our first quarter results were lower than previous quarters, due to continuing declines in prescriptions for our non-promoted brand products and pricing pressure in our generic business,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “However, we expect the launch of several new generic products to result in higher levels of revenue and earnings for the second half of the year.”

Corporate Developments

Over the last several years, Watson has engaged in a number of strategic initiatives aimed at reducing manufacturing costs over the near term, while expanding its pipeline and revenue growth for the long term.

The Company has already taken steps to reduce its cost structure and improve operating efficiencies in the US beginning with the closure of its Miami manufacturing facility in 2004, followed with the planned closure of its Puerto Rico facility in early 2007 and the planned divestiture of its Phoenix, Arizona injectable facility by mid-2007.  Additional improvements in operating efficiencies are anticipated as the Company builds a significant operating infrastructure off-shore.  In support of this strategy, in December 2005, Watson acquired a solid dose manufacturing facility located in Goa, India and increased its investment in a Chinese/Taiwanese company specializing in the development and manufacture of active pharmaceutical ingredients (API).  In March 2006, the Company acquired Mumbai, India-based Sekhsaria Chemicals, Ltd., a company that will provide specialized API development and manufacturing, as well as product development expertise.

The Company continues to invest in its pipeline, which is expected to have a positive impact on longer-term revenue growth.  On March 12, 2006, the Company entered into a definitive agreement to acquire all outstanding shares of common stock of Andrx Corporation in an all cash transaction for $25.00 per share, or a total price of approximately $1.9 billion.  Andrx will provide Watson with a unique portfolio of difficult-to-replicate generic products, industry-leading sustained-release technologies and a growing distribution business.

“We are confident the strategic initiatives we are undertaking will drive shareholder value over the long term as Watson continues to maintain its industry leadership position,” Dr. Chao commented.

First Quarter 2006 Results

Net Revenues

	Three Months Ended March 31,
($ in millions):	2006	2005	Change

Generic products
Generics	$245.4	$211.5	16%
Generic oral contraceptives	76.0	81.7	(7)%
Total generic product sales	321.4	293.2	10%
% of product net sales	79%	74%

Brand products
Nephrology	44.2	41.0	8%
Specialty Products	39.0	63.5	(39)%
Total brand product sales	83.2	104.5	(20)%
% of product net sales	21%	26%

Total product net sales	404.6	397.7	2%
Other	2.6	3.1	(18)%
Total net revenues	$407.2	$400.8	2%

Generic product sales for the first quarter increased $28.2 million or 10 percent to $321.4 million, compared to $293.2 million in the prior year period, due to the Company’s launch of an authorized generic version of oxycodone extended-release tablets during the fourth quarter 2005.

Brand product sales for the first quarter decreased $21.3 million or 20 percent to $83.2 million, compared to $104.5 million in the first quarter of 2005, primarily due to a decline in prescription volumes and lower customer purchases resulting from inventory management agreements with wholesalers.

Gross Margin

	Three Months Ended
	March 31,
	2006	2005

Overall consolidated gross margin	42.4%	48.4%

Generic product sales	32.4%	37.5%
Brand product sales	79.1%	77.3%
Gross margin on product net sales	42.0%	48.0%

Overall gross margin was 42.4 percent in the first quarter of 2006 compared to 48.4 percent in the first quarter of 2005 and 46.6 percent in the fourth quarter 2005.  The decrease in gross margin versus both prior periods was due primarily to the sales of oxycodone HCl controlled-release tablets, a distributed generic product with lower gross margins, lower generic product pricing and expenses associated with the Company’s anticipated closure of its manufacturing site in Puerto Rico.

Research and development investment increased three percent to $29.8 million in the first quarter of 2006 compared to $28.8 million in the same period of 2005.  Selling, general and administrative expenses for the first quarter of 2006 increased $3.1 million or 5 percent to  $66.8 million, compared to $63.7 million in the first quarter of 2005.

Brand Research and Development

In Watson’s brand product pipeline, the Company has completed patient enrollment of its Phase III studies for silodosin, a product for benign prostatic hyperplasia.  Watson also expects to initiate Phase III studies this summer on its gel formulation of oxybutynin for overactive bladder.

Generic Research and Development

During the first quarter 2006, Watson submitted five new Abbreviated New Drug Applications (ANDAs) with the Food and Drug Administration (FDA).  The Company’s generic pipeline currently has 45 Abbreviated New Drug Applications (ANDAs) on file with the Food and Drug Administration (FDA), representing over $34 billion in annual brand product sales.  Included in the ANDAs on file are 10 products that have received tentative approval and seven products that are potential first-to-file or shared exclusivity opportunities.

2006 Financial Outlook

Watson’s forecasts are based on the Company’s actual results for the first quarter 2006, management’s current belief about prescription and pricing trends, inventory levels and the anticipated timing of future product launches.  The current forecast excludes the potential effects of the Company’s pending transaction to acquire all outstanding shares of common stock of Andrx Corporation.

Watson’s previously forecasted total net revenue estimate for the full year of 2006 remains unchanged at between $1.8 billion and $1.9 billion. The Company’s forecast for 2006 Generic product sales remains unchanged at $1.4 billion to $1.5 billion and assumes launches of generic versions of Flonase®, Duragesic® and Seasonale® during the second half of 2006. The Company has revised its forecast for 2006 Brand product sales to between $350 million and $360 million.

As a result of these revised forecasts, the Company now estimates 2006 earnings of $1.25 to $1.33 per diluted share.  Cash flow from operations for the full year of 2006 is expected to be between $325 million and $340 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss 2006 first quarter results, projections for the remainder of 2006 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 5702901.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Daylight Time, Friday, May 19, 2006.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

                For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful consummation and integration of strategic transactions, including the Company’s March 16, 2006 acquisition of Sekhsaria Chemicals, Ltd. and its March 12, 2006 agreement to acquire all outstanding shares of common stock of Andrx Corporation (subject to obtaining the approval of antitrust authorities, Andrx stockholders, and other approvals necessary to complete the Andrx merger); the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturer’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2005.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Flonase® is a registered trademark of Glaxo Group Limited, Duragesic® is a registered trademark of Johnson & Johnson and Seasonale® is a registered trademark of Duramed Pharmaceuticals, Inc.

The following table presents Watson’s results of operations for the three months ended March 31, 2006 and 2005:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
		Restated

Net revenues	$407,233	$400,828
Cost of sales	234,754	206,950
Gross profit	172,479	193,878

Operating expenses:
Research and development	29,837	28,838
Selling, general and administrative	66,750	63,651
Amortization	41,100	40,638
Total operating expenses	137,687	133,127
Operating income	34,792	60,751

Other income (expense):
(Losses earnings on equity method investments)	(192)	122
Gain on sale of securities	3,695	—
Loss on early extinguishment of debt	(720)	—
Interest income	6,252	4,106
Interest expense	(3,301)	(3,290)
Other income (expense)	105	(224)
Total other income (expense, net)	5,839	714

Income before income tax provision	40,631	61,465
Provision for income taxes	15,399	22,852
Net income	$25,232	$38,613

Diluted earnings per share	$0.23	$0.32

Diluted weighted average shares outstanding	116,541	124,104

The following table presents Watson’s Condensed Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31,	December 31,
	2006	2005

Assets

Cash and cash equivalents	$559,734	$467,451
Marketable securities	168,127	162,475
Accounts receivable, net	269,755	333,832
Inventories	300,794	278,062
Other current assets	129,194	118,610
Property and equipment, net	451,190	436,149
Investments and other assets	87,837	76,051
Product rights, net	710,872	751,808
Goodwill	479,859	455,595
Total assets	$3,157,362	$3,080,033

Liabilities & Stockholders’ Equity

Current liabilities	$306,649	$245,670
Long-term debt	573,947	587,935
Deferred income taxes and other liabilities	136,969	142,187
Stockholders’ equity	2,139,797	2,104,241
Total liabilities & stockholders’ equity	$3,157,362	$3,080,033

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Three Months Ended March 31,
	2006	2005
		Restated
Cash Flows from Operating Activities:
Net income	$25,232	$38,613
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	53,174	50,003
Deferred income tax provision (benefit)	(18,066)	(56)
Provision for inventory reserve	5,484	22,014
Restricted stock and stock option compensation	2,850	—
Other adjustments to reconcile net income to net cash provided	(3,930)	(1,193)
Changes in assets and liabilities:
Accounts receivable, net	64,440	21,435
Inventories	(23,698)	(15,493)
Accounts payable and accrued expense	(4,524)	(11,226)
Income taxes payable	34,129	(2,867)
Other changes to assets and liabilities	619	4,137
Total adjustments	110,478	66,754
Net cash provided by operating activities	135,710	105,367

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(9,765)	(10,319)
Acquisition of Sekhsaria	(29,578)	—
Other	(7,826)	—
Net cash used in investing activities	(47,169)	(10,319)

Cash Flows from Financing Activities:
Repurchase of common stock	—	(69,078)
Proceeds from stock plans and other	3,745	8,764
Other	(3)	(2)
Net cash provided by (used in) financing activities	3,742	(60,316)
Net increase (decrease) in cash and cash equivalents	92,283	34,732
Cash and cash equivalents at beginning of period	467,451	298,653
Cash and cash equivalents at end of period	$559,734	$333,385